                                  EXHIBIT 99(a)



                                OXFORD LETTERHEAD



                                                Re: Oxford Health Plans, Inc.
                                                      800 Connecticut Avenue
                                                      Norwalk, CT 06854


For Information:

Stephen F. Wiggins
Chairman
(203) 852-1442

FOR IMMEDIATE RELEASE

            OXFORD HEALTH PLANS REPORTS NET LOSS FOR THIRD QUARTER

      NORWALK, CONNECTICUT, NOVEMBER 4, 1997 - Oxford Health Plans, Inc. (NASDAQ:OXHP) today reported a third quarter 1997 net loss of $78.2 million, or 99 cents per share, compared with net earnings of $26.7 million, or 33 cents per share, in the third quarter of 1996. Total revenues for the third quarter ended September 30, 1997 reached $1.06 billion, a 31 percent increase from $811.2 million a year ago.

      For the nine months ended September 30, 1997, the Company's revenues totaled $3.1 billion, a 42 percent increase from $2.2 billion for the first nine months of 1996. The net loss for the first nine months of 1997 was $6.6 million, or 8 cents per share, compared with net earnings of $67.6 million, or $.86 per share, for the first nine months of 1996.

      The earnings decline was attributed to several factors. Third quarter results reflect accounts receivable write-offs due to clean-ups of delayed group bills and terminations of non-paying individual and group customers. Additions were also made to accounts receivable reserves. These accounts receivable write-offs and additions to reserves reduced quarterly revenues, leading to a $42.2 million after tax impact. These adjustments are a consequence of information recently learned as a result of reviewing and reconciling previously delayed premium bills.

      The Company also increased reserves for medical costs payable, recording an after tax charge of $51.9 million for the quarter, as the process of reviewing and reconciling previously delayed claims revealed payment obligations which exceeded the Company's original estimates.

      Oxford's enrollment totaled approximately 1,942,600 members at September 30, 1997, an increase of more than 109,000 during the third quarter of 1997 (which includes 29,700 members added in the acquisition of Compass PPA, Inc. in Chicago) and almost 35 percent higher than membership at the end of last year's third quarter. The majority of this new membership has come from fully insured enrollment which has continued to grow in the fourth quarter of 1997. More than 47,400 net new members have enrolled since the end of September 1997, reflecting the popularity and quality of Oxford's products and bringing total membership to approximately 1,990,000 as of November 1, 1997.

      Administrative expenses were 16.8% of operating revenue for the third quarter of 1997, compared with 15.4% for the third quarter of 1996. The percentage increase is primarily attributable to increases in administrative spending and lower than expected revenue for the third quarter of 1997.


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      "The fundamentals of our business remain strong and these adjustments create more reserves for the benefit of our customers," said Stephen F. Wiggins, Chairman of Oxford. "We are reporting continued membership growth and our business remains profitable. Our customers can take comfort in a strong balance sheet with no indebtedness, and with cash and marketable securities, and shareholders' equity, each exceeding $645 million."

                                    *********

      Oxford's product lines include traditional health maintenance organizations, point-of-service plans, third-party administration of employer funded benefit plans, Medicare and Medicaid plans, and dental plans. Oxford markets it health plans to employers in New York, New Jersey, Pennsylvania, Connecticut, Illinois and New Hampshire through its direct sales force and independent insurance agents and brokers.

                           FINANCIAL TABLES TO FOLLOW


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
                                             OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES
                                                 CONSOLIDATED STATEMENTS OF EARNINGS
                                   THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                                        (IN THOUSANDS, EXCEPT PER SHARE AND MEMBERSHIP DATA)
                                                             (UNAUDITED)



                                                                     THREE MONTHS                              NINE MONTHS
                                                                  ENDED SEPTEMBER 30                        ENDED SEPTEMBER 30
                                                  ----------------------------------------------------------------------------------
                                                             1997                    1996                 1997               1996
------------------------------------------------------------------------------------------------------------------------------------
Revenues:
   Premiums earned                                        $1,045,185                797,623            3,059,810          2,158,573
   Third-party administration, net                             3,975                  2,347               10,091              7,875
   Investment and other income, net                           14,854                 11,213               43,352             28,203
------------------------------------------------------------------------------------------------------------------------------------
      Total revenues                                       1,064,014                811,183            3,113,253          2,194,651
------------------------------------------------------------------------------------------------------------------------------------

Expenses:
   Health care services                                    1,019,557                639,917            2,630,083          1,730,149
   Marketing, general and administrative                     176,641                123,554              492,347            343,867
------------------------------------------------------------------------------------------------------------------------------------
      Total expenses                                       1,196,198                763,471            3,122,430          2,074,016
------------------------------------------------------------------------------------------------------------------------------------

Operating earnings (loss)                                   (132,184)                47,712               (9,177)           120,635

Equity in net loss of affiliate                                 (120)                (1,500)              (1,140)            (3,550)
------------------------------------------------------------------------------------------------------------------------------------
Earnings (loss) before income taxes                         (132,304)                46,212              (10,317)           117,085
Provision (credit) for income taxes                          (54,147)                19,562               (3,714)            49,460
------------------------------------------------------------------------------------------------------------------------------------
Net earnings (loss)                                       $  (78,157)                26,650               (6,603)            67,625
====================================================================================================================================

Earnings (loss) per common and common equivalent share:
      Primary                                             $     (.99)                   .33                 (.08)               .86
      Fully diluted                                       $     (.99)                   .33                 (.08)               .85

Weighted average common stock and common stock
equivalents outstanding:
      Primary                                                 79,059                 80,880               78,363             79,089
      Fully diluted                                           79,059                 81,362               78,363             79,459

                                                                Membership at
                                                                September 30
--------------------------------------------------------------------------------------
MEMBERSHIP HIGHLIGHTS                                     1997                  1996              Increase
-----------------------------------------------------------------------------------------------------------
Freedom Plan                                            1,286,600              958,300            328,300
HMO                                                       256,600              181,800             74,800
Medicare                                                  154,800              113,400             41,400
Medicaid                                                  187,900              147,600             40,300
-----------------------------------------------------------------------------------------------------------
Total Fully Insured                                     1,885,900            1,401,100            484,800
Self-funded                                                56,700               41,100             15,600
-----------------------------------------------------------------------------------------------------------
Total Membership                                        1,942,600            1,442,200            500,400
===========================================================================================================

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
                                             OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES
                                                     CONSOLIDATED BALANCE SHEETS
                                              SEPTEMBER 30, 1997 AND DECEMBER 31, 1996
                                                  (IN THOUSANDS, EXCEPT SHARE DATA)



                                                               ASSETS
                                                                                       SEP. 30,                    DEC. 31,
                                                                                         1997                        1996
                                                                                -------------------------   ------------------------
Current assets:                                                                       (Unaudited)

   Cash and cash equivalents                                                               $       7,072                     72,160
   Short-term investments - available-for-sale, at market value                                  652,684                    767,312
   Premiums receivable                                                                           354,091                    315,126
   Other receivables                                                                              37,782                     26,343
   Prepaid expenses and other current assets                                                       8,503                      5,814
   Refundable income taxes                                                                        83,181                          -
   Deferred income taxes                                                                           5,223                     13,771
------------------------------------------------------------------------------------------------------------------------------------
      Total current assets                                                                     1,148,536                  1,200,526

Property and equipment, at cost, net of accumulated depreciation and
   amortization of $110,652 in 1997 and $69,739 in 1996                                          120,478                    104,954
Deferred income taxes                                                                              8,100                      5,700
Other noncurrent assets                                                                           70,010                     35,559
------------------------------------------------------------------------------------------------------------------------------------
      Total assets                                                                         $   1,347,124                  1,346,739
====================================================================================================================================

                                                LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Medical costs payable                                                                   $     567,834                    624,359
   Trade accounts payable and accrued expenses                                                    97,386                     51,256
   Income taxes payable                                                                                -                      9,902
   Unearned premiums                                                                              36,312                     63,052
------------------------------------------------------------------------------------------------------------------------------------
      Total current liabilities                                                                  701,532                    748,569
------------------------------------------------------------------------------------------------------------------------------------

Shareholders' equity:
   Preferred stock, $.01 par value, authorized 2,000,000 shares                                        -                          -
   Common stock, $.01 par value, authorized 400,000,000
      shares; issued and outstanding 79,298,190 in 1997
      and 77,376,282 in 1996                                                                         793                        774
   Additional paid-in capital                                                                    438,800                    391,602
   Retained earnings                                                                             189,187                    195,790
   Unrealized net appreciation of investments                                                     16,812                     10,004
------------------------------------------------------------------------------------------------------------------------------------
      Total shareholders' equity                                                                 645,592                    598,170
------------------------------------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity                                           $   1,347,124                  1,346,739
====================================================================================================================================


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